Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES FOURTH QUARTER AND ANNUAL EARNINGS AND FINANCIAL RESULTS FOR 2024

Aiken, South Carolina (January 31, 2025) - Security Federal Corporation (the “Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (the “Bank”), today announced earnings and financial results for the quarter and year ended December 31, 2024.

The Company reported net income available to common shareholders of $3.0 million, or $0.94 per common share, for the quarter ended December 31, 2024, compared to $3.6 million, or $1.12 per common share, for the fourth quarter of 2023. Year-to-date net income available to common shareholders was $8.9 million, or $2.77 per common share, for the year ended December 31, 2024, compared to $10.2 million, or $3.14 per common share, for the year ended December 31, 2023. Both the quarterly and year-to-date decreases in net income available to common shareholders were primarily due to increases in the provision for credit losses and non-interest expense, as well as the payment of preferred stock dividends during 2024, which were partially offset by increases in net interest income and non-interest income.

Fourth Quarter Financial Highlights

●	Net interest income increased $818,000, or 7.8%, to $11.3 million as the increase in interest income exceeded the increase in interest expense.
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Total interest income increased $1.9 million, or 10.1%, to $20.2 million while total interest expense increased $1.0 million, or 13.0%, to $9.0 million during the fourth quarter of 2024 compared to the same quarter in 2023. The increase in interest income and interest expense was the result of higher market interest rates and increased average interest-earning assets and interest-bearing liabilities.

●	Non-interest income increased $77,000, or 2.8%, to $2.8 million during the fourth quarter of 2024 compared to the same quarter in the prior year primarily due to an increase in gain on sale of loans.
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Non-interest expense increased $472,000, or 5.2%, to $9.5 million during the quarter ended December 31, 2024, compared to the same quarter in the prior year primarily due to increases in salaries and expenses for employee benefits and cloud services.

	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	12/31/2024	12/31/2023
Total interest income	$20,235	$18,384
Total interest expense	8,982	7,949
Net interest income	11,253	10,435
Provision for credit losses	280	25
Net interest income after provision for credit losses	10,973	10,410
Non-interest income	2,847	2,770
Non-interest expense	9,523	9,051
Income before income taxes	4,297	4,129
Provision for income taxes	879	513
Net income	3,418	3,616
Preferred stock dividends	414	-
Net income available to common shareholders	$3,004	$3,616
Earnings per common share (basic)	$0.94	$1.12

Full Year Comparative Financial Highlights

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Net interest income increased $2.6 million, or 6.6%, to $41.8 million when compared to the prior year primarily due to increases in interest income on loans and interest income from our overnight time deposit account with the Federal Reserve Bank, which were partially offset by an increase in interest expense on deposits.

●	Total interest income increased $12.3 million, or 19.0%, to $77.3 million while total interest expense increased $9.8 million, or 37.9%, to $35.5 million.
●	Non-interest income increased $857,000, or 9.1%, to $10.2 million primarily due to increases in gain on sale of loans, trust income and ATM and check card fee income.
●	Non-interest expense increased $2.2 million, or 6.2%, to $38.1 million primarily due to increases in salaries and employee benefits expense and cloud services.
	Year Ended
(Dollars in Thousands, except for Earnings per Share)	12/31/2024	12/31/2023
Total interest income	$77,306	$64,977
Total interest expense	35,479	25,729
Net interest income	41,827	39,248
Provision for credit losses	1,370	246
Net interest income after provision for credit losses	40,457	39,002
Non-interest income	10,247	9,390
Non-interest expense	38,140	35,914
Income before income taxes	12,564	12,478
Provision for income taxes	2,757	2,288
Net income	9,807	10,190
Preferred stock dividends	926	-
Net income available to common shareholders	$8,881	$10,190
Earnings per common share (basic)	$2.77	$3.14

Credit Quality

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The Bank recorded a $1.5 million provision for credit losses on loans and a $110,000 reversal of provision for credit losses on unfunded commitments, resulting in a total provision for credit losses of $1.4 million during 2024 compared to a $601,000 provision for credit losses on loans and a $355,000 reversal of provision for credit losses on unfunded commitments, resulting in a total provision for credit losses of $246,000 during 2023.

●	Non-performing assets were $7.6 million, or 0.47% of total assets, at December 31, 2024, compared to $6.8 million, or 0.44% of total assets, at December 31, 2023.
●	The allowance for credit losses as a percentage of gross loans was 1.98% at both December 31, 2024, and 2023.

At Period End (dollars in thousands):	12/31/2024	9/30/2024	12/31/2023
Non-performing assets	$7,636	$6,770	$6,825
Non-performing assets to total assets	0.47%	0.43%	0.44%
Allowance for credit losses	$13,894	$13,604	$12,569
Allowance for credit losses to gross loans	1.98%	1.95%	1.98%

Balance Sheet Highlights and Capital Management

●	Total assets were $1.6 billion at December 31, 2024, an increase of $62.1 million, or 4.0%, during 2024.
●	Total loans receivable, net was $687.1 million at December 31, 2024, an increase of $64.6 million, or 10.4%, during 2024.
●	Investment securities decreased $39.9 million, or 5.7%, to $660.8 million at December 31, 2024, as maturities and principal paydowns of investments exceeded purchases during 2024.
●	Deposits increased $129.0 million, or 10.8%, during the year to $1.3 billion at December 31, 2024.
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Borrowings decreased $77.1 million, or 45.3%, during the year to $93.0 million at December 31, 2024, primarily due to the repayment of borrowings with the Federal Reserve Bank Term Funding Program and the redemption of our 10-year subordinated debentures in the amount of $16.5 million on their call date.

●	Common equity book value per share increased to $31.21 at December 31, 2024, from $27.69 at December 31, 2023.

Dollars in thousands (except per share amounts)	12/31/2024	9/30/2024	12/31/2023
Total assets	$1,611,773	$1,576,326	$1,549,671
Cash and cash equivalents	178,277	132,376	128,284
Total loans receivable, net	687,149	686,708	622,529
Investment securities	660,823	672,054	700,712
Deposits	1,324,033	1,257,314	1,194,997
Borrowings	92,964	120,978	170,035
Total shareholders' equity	182,389	185,082	172,362
Common shareholders' equity	99,440	102,133	89,413
Common equity book value per share	$31.21	$31.97	$27.69
Total risk-based capital to risk weighted assets (1)	19.96%	19.21%	19.49%
CET1 capital to risk weighted assets (1)	18.71%	17.96%	18.24%
Tier 1 leverage capital ratio (1)	9.88%	10.27%	9.83%
(1) - Ratio is calculated using Bank only information and not consolidated information

Security Federal has 19 full-service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: potential adverse impacts to economic conditions in our local market area or other aspects of the Company’s business, operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; legislative or regulatory changes that adversely affect the Company’s business, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations, including disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; pricing of products and services; environmental, social and governance goals and targets; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake any responsibility to update or revise any forward-looking statement.